EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of B. Riley Financial, Inc. on Form S-3 of our report dated March 13, 2018, with respect to our audits of the consolidated financial statements of B. Riley Financial, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three year period ended December 31, 2017 and our report dated March 13, 2018 with respect to our audit of the effectiveness of internal control over financial reporting of B. Riley Financial, Inc. and Subsidiaries as of December 31, 2017 appearing in the Annual Report on Form 10-K of B. Riley Financial, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 7, 2018